Exhibit 99.1

DADE BEHRING INC.	Tel: +1 (847) 267-5300
1717 Deerfield Road	Fax: +1 (847) 236-7101
P.O. Box 778
Deerfield, IL 60015-0778

Contact:	Pattie Overstreet-Miller (Media)	(847) 267-5426
	Nancy Krejsa (Investors)	(847) 267-5483

Dade Behring announces significant global revenue gains and another quarter of record profit performance

Net income increases 76 percent with EPS growth of 65 percent

Deerfield, IL (November 1, 2004)— Dade Behring Holdings, Inc. (NASDAQ:DADE) today reported net income of $17 million or $.38 per share (diluted) for the quarter ended September 30, 2004, a 76 percent increase in net income and a 65 percent increase in diluted earnings per share over the third quarter of 2003.  Net income for the same period in 2003 was $10 million or $.23 per share on a diluted basis.  Third quarter revenues of $369 million were up 8.5 percent from $340 million in 2003, continuing the same steady growth performance seen during the first two quarters of the year.  On a constant currency basis1, worldwide revenue rose 4.7 percent, with core product growth of 6.9 percent.  Year-to-date net income and diluted earnings per share were $56 million and $1.24, respectively.

“We are particularly pleased with the solid and consistent quality of our performance in all key financial measures, as well as in related measures of customer satisfaction,” said Jim Reid-Anderson, Dade Behring’s Chairman, President and CEO.  “Our performance is directly impacted by our ability to serve our customers more effectively than anyone else in our industry, and we continue to show gains in customer satisfaction measures in key markets across the world.  World-class customer service is at the center of our business strategy and continues to drive our success.”

-more-

Cash flow from operations less capital expenditures was $11 million for the quarter, which included a pension fund contribution of $26 million.   For the quarter, net debt (gross debt less cash) decreased by $16 million to $472 million, bringing the total net debt reduction for 2004 to $96 million.  The company repaid $40 million of its U.S. bank debt and redeemed $2 million of bonds during the quarter.

Cash earnings per share2 (diluted) for the third quarter and year-to-date were $.63 and $2.40, respectively.   (See attached reconciliation of cash earnings to operating cashflow.)

“Our careful cash management has allowed us to continue investing strategically and appropriately in R&D and positioning ourselves for the future, while paying down our debt and strengthening our capital structure,”said John Duffey, Dade Behring’s Chief Financial Officer. “This balanced approach is a key part of our long-term strategy and ensures our ability to meet the current and future needs of our customers with products and services that are innovative and relevant.”

The company also has announced new five-year goals, with a target date of 2009.  Those goals are as follows:  revenue growth consistent with market growth (which is in the range of 3-5% annually); gross profit margin of 56%, reflecting a continued shift to higher margin specialty tests; R&D spending in a range of 8.5-9.5% of sales; SG&A ratio at 31% of sales; operating income margin of 16%; and net income targeted at 10% of sales.

“Through the first half of 2004 we had already achieved, or were close to achieving, many of our original 2007 financial targets, in a time frame much faster than we had anticipated,” said Reid-Anderson.  “We are very proud of this accomplishment, since it reflects the strength of our business strategy and the drive and dedication of our employees.  It is appropriate now for us to set new long-term targets that are both realistic and motivating and will help create additional shareholder value.”

Operational Highlights

Third quarter 2004 sales in the U. S. increased by 4.0 percent over third quarter 2003, and international sales increased by 12.7 percent, or 5.2 percent on a constant currency basis.  R&D spending for the quarter was $33.4 million, a 10.2 percent increase over prior year.  On a constant currency basis, R&D spending grew $1.8 million or 5.7 percent year-over-year.

The company’s total worldwide base of installed instruments grew to approximately 34,700 units as of September 30, 2004, an increase of 8.7 percent compared to the company’s installed base as of September 30, 2003, and 1.8 percent over the prior quarter of this year.

Key drivers for the quarter included healthy reagent and consumables revenue growth in Europe, Latin America and the U. S., with particularly strong results for our core chemistry and hemostasis product lines.

New products commercialized during the quarter included NT-proBNP, one of several important cardiac markers designed to expand the company’s cardiac product portfolio.  Also cleared by the FDA was a Stratus CS Troponin I Risk Stratification Claim.

“The introduction of NT-proBNP, coupled with the October signing of an agreement with the University of Frankfurt that will provide us access to other important innovations in the area of cardiac testing, should further strengthen our leadership position in the cardiac market,”  said Reid-Anderson.  “We are proud to be a worldwide leader in cardiac testing and to play a role in helping to reduce the number of deaths from cardiovascular disease.”

During the fourth quarter, the company anticipates launching the Dimension® Xpand® Plus analyzer, an update of its low-volume chemistry/immunochemistry analyzer, as well as the MicroScan® Synergies Plus™ ID/AST panels.  “Our MicroScan® Synergies

Plus™ panels take our already gold standard accuracy and add rapid testing capability, enabling us to continue moving significantly ahead of our competitors in terms of overall customer satisfaction,” said Reid-Anderson.   The company also remains on track for initial introduction of the Dimension Vista™ in the first half of 2006, with full commercialization in the second half of 2006.

Pretax income for the quarter included approximately $0.8 million of expense associated with the early redemption of bonds and accelerated write-off of deferred financing fees resulting from early extinguishment of bank debt.  This negatively impacted diluted EPS by $.01.  Year-to-date these items have negatively impacted diluted EPS by $.09.

Third quarter Bank EBITDA3 was $78.9 million, a year-over-year increase of $11.2   million or 16.5 percent.  On a constant currency basis, Bank EBITDA increased $9.1 million or 13.0%.

With 2003 revenues of over $1.4 billion, Dade Behring is the world’s largest company dedicated solely to clinical diagnostics.  It offers a wide range of products, systems and services designed to meet the day-to-day needs of labs, delivering innovative solutions to customers and enhancing the quality of life for patients.  Additional company information is available on the internet at www.dadebehring.com.

This press release may contain “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward statements include statements regarding the intent, belief or current expectation of the company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities and the outlook for the company’s businesses, perspective, performance, opportunities and regulatory approval.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by the company.

1.                  “Constant currency” is not a U. S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. Changes on a constant currency basis have been calculated by comparing reported current year amounts to prior year amounts in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

2.                  “Cash earnings per share” is not a U. S. GAAP defined measure.  The company believes this measure provides meaningful profitability metrics, given current accumulated tax loss carryforwards and the net depreciation/amortization impacts relating to the revaluation of assets during the company’s recent restructuring.

3.                  To allow for accurate year-over-year comparisons and because it is an important financial metric for certain investors, the company will continue to report “Bank EBITDA” (earnings before interest, taxes, depreciation, amortization and certain non-cash and non-recurring charges as defined in the company’s bank credit agreement).

Dade Behring Holdings, Inc.

Revenue By Product Line
and Region

	Quarter Ended September 30,
(Dollars in millions)			% Change
Product Line	2004	2003	Reported	On a Constant Currency Basis *
Core Products
Core Chemistry	$234.7	$212.1	10.7%	7.3%
Hemostasis	64.2	55.1	16.5%	11.3%
Microbiology	39.9	38.3	4.2%	1.7%
Infectious Disease Diagnostics	21.2	19.5	8.7%	1.1%
Total Core Products	360.0	325.0	10.8%	6.9%
Mature Products/Other	9.4	15.4	-39.0%	-41.9%
Total	$369.4	$340.4	8.5%	4.7%

Region
United States	$170.5	$163.9	4.0%	4.0%
International	198.9	176.5	12.7%	5.2%
Total	$369.4	$340.4	8.5%	4.7%

	Nine Months Ended September 30,
(Dollars in millions)			% Change
Product Line	2004	2003	Reported	On a Constant Currency Basis *
Core Products
Core Chemistry	$731.9	$658.5	11.1%	6.9%
Hemostasis	202.7	171.7	18.1%	11.5%
Microbiology	110.7	105.8	4.6%	1.2%
Infectious Disease Diagnostics	62.0	58.5	6.0%	-3.0%
Total Core Products	1,107.3	994.5	11.3%	6.5%
Mature Products/Other	32.5	50.3	-35.4%	-39.2%
Total	$1,139.8	$1,044.8	9.1%	4.2%

Region
United States	$522.7	$495.1	5.6%	5.6%
International	617.1	549.7	12.3%	3.1%
Total	$1,139.8	$1,044.8	9.1%	4.2%

*      “Constant currency” is not a U.S. GAAP defined measure. The company believes this measure provides a meaningful analysis of the underlying activity, since it eliminates the effect of changes in foreign currency exchange rates. The change in sales on a constant currency basis has been calculated by comparing reported current year sales to prior year sales in local currency translated at the foreign currency exchange rates for the current year. “Constant currency,” as defined or presented by the company, may not be comparable to similarly titled measures reported by other companies.

Dade Behring Holdings, Inc.

Consolidated Balance Sheets  (unaudited)

(Dollars in millions, except share-related data)	September 30, 2004	December 31, 2003

Assets

Current assets:
Cash and cash equivalents	$23.2	$79.5
Accounts receivable, net	295.2	293.6
Inventories	176.0	177.6
Prepaid expenses and other current assets	14.4	18.1
Deferred income taxes	1.0	1.0
Total current assets	509.8	569.8

Property, plant and equipment, net	418.9	427.7
Debt issuance costs, net	11.4	15.6
Deferred income taxes	15.3	7.9
Identifiable intangible assets, net	388.9	409.8
Goodwill	483.6	514.6
Other assets	28.1	25.9
Total assets	$1,856.0	$1,971.3

Liabilities and Shareholders’ Equity

Current liabilities:
Short-term debt	$17.2	$4.8
Accounts payable	64.3	89.7
Accrued liabilities	259.0	257.2
Total current liabilities	340.5	351.7

Long-term debt	478.4	643.4
Deferred income taxes	106.5	108.2
Other liabilities	142.0	171.7
Total liabilities	1,067.4	1,275.0

Commitments and contingencies

Common stock: $.01 par value; 65,000,000 shares authorized at September 30, 2004 and December 31, 2003; 43,158,162 and 41,411,506 shares issued and outstanding at September 30, 2004 and December 31, 2003, respectively	0.4	0.4
Additional paid-in capital	718.9	686.1
Unearned stock-based compensation	(9.3)	(10.6)
Accumulated earnings (deficit)	55.4	(0.5)
Accumulated other comprehensive income	23.2	20.9
Total shareholders’ equity	788.6	696.3
Total liabilities and shareholders’ equity	$1,856.0	$1,971.3

Dade Behring Holdings, Inc.

Consolidated Statements of Operations  (unaudited)

	Quarter Ended September 30,		Period Ended September 30,
(Dollars in millions, except per share data)	2004	2003	2004	2003

Net sales	$369.4	$340.4	$1,139.8	$1,044.8
Cost of goods sold	167.0	159.1	512.7	492.2
Gross profit	202.4	181.3	627.1	552.6

Operating costs and expenses:
Marketing and administrative expenses	128.4	116.9	386.9	351.5
Research and development expenses	33.4	30.3	96.2	86.6
Income from operations	40.6	34.1	144.0	114.5

Other income (expense):
Interest expense	(15.1)	(19.1)	(49.7)	(59.5)
Interest income	0.7	0.6	2.0	2.4
Foreign exchange gain (loss)	—	0.1	(4.2)	(0.3)
Loss on redemption/purchase of senior subordinated notes	(0.3)	—	(4.3)	—
Other	(0.4)	(0.5)	(0.8)	(1.1)
Income before income tax expense	25.5	15.2	87.0	56.0
Income tax expense	8.3	5.4	31.1	20.4
Net income	$17.2	$9.8	$55.9	$35.6

Basic shares outstanding	43.1 million	40.2 million	42.6 million	40.1 million
Diluted shares outstanding	45.7 million	42.3 million	45.3 million	41.7 million

Basic earnings per common share	$0.40	$0.24	$1.31	$0.89
Diluted earnings per common share	$0.38	$0.23	$1.24	$0.85

Net income to Bank EBITDA reconciliation:
Net income	$17.2	$9.8	$55.9	$35.6
Depreciation and amortization (including amortization of debt issuance costs)	38.5	33.9	113.5	99.7
Non-cash charges:
Loss on disposal of fixed assets	0.4	0.8	1.7	2.4
Stock-based compensation expense	1.5	—	5.2	1.5
Income tax expense	8.3	5.4	31.1	20.4
Interest expense, net (excluding amortization of debt issuance costs)	13.0	17.8	43.2	55.1
Bank EBITDA	$78.9	$67.7	$250.6	$214.7

Operating Cash Flow to Cash Earnings reconciliation:
Operating Cash Flow	$43.3	$58.5	$156.3	$166.0
Net working capital changes not in earnings; loss on disposal of fixed assets	13.9	(14.8)	18.3	(29.2)
Capital expenditures	(32.3)	(26.2)	(88.4)	(71.5)
Income tax expense	8.3	5.4	31.1	20.4
Cash paid during the period for taxes	(4.2)	(2.0)	(8.8)	(7.0)
Cash Earnings	$29.0	$20.9	$108.5	$78.7

Net income to Cash Earnings reconciliation:
Net income	$17.2	$9.8	$55.9	$35.6
Depreciation and amortization (including amortization of debt issuance costs)	38.5	33.9	113.5	99.7
Capital expenditures	(32.3)	(26.2)	(88.4)	(71.5)
Stock-based compensation expense	1.5	—	5.2	1.5
Income tax expense	8.3	5.4	31.1	20.4
Cash paid during the period for taxes	(4.2)	(2.0)	(8.8)	(7.0)
Cash Earnings	$29.0	$20.9	$108.5	$78.7